Exhibit 99.1

NOTICE OF REDEMPTION TO THE HOLDERS OF THE

8.75% Notes due 2028

of Great Elm Capital Corp.

(CUSIP No. 390320 802)*

Redemption Date: September 30, 2025

NOTICE IS HEREBY GIVEN, pursuant to Section 1104 of the Indenture, dated as of September 18, 2017 (the “Base Indenture”), by and between Great Elm Capital Corp., a Maryland corporation (the “Company”), and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC) (the “Trustee”), and Section 1.01(h) of the Fifth Supplemental Indenture, dated as of August 16, 2023 (the “Fifth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), that the Company is electing to exercise its conditional option to redeem, in whole, the 8.75% Notes due 2028 (the “Notes”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Indenture.

The Company will redeem $30 million aggregate principal of the issued and outstanding Notes on September 30, 2025 (the “Redemption Date”). The redemption price for the Notes equals 100% of the principal amount per Note being redeemed, or $25.00 per Note, plus the accrued and unpaid interest thereon, if any, through, but excluding, the Redemption Date (the “Redemption Price”). Interest is payable on the Notes quarterly on March 31, June 30, September 30 and December 31 of each year, and the next scheduled Interest Payment Date for the Notes is the Redemption Date. Accrued and unpaid interest on the Notes from June 30, 2025 to September 30, 2025 will be paid to the persons in whose name the Notes are registered at the close of business on September 15, 2025, which is the Regular Record Date for such interest payment. As such, the Company does not expect there to be any accrued and unpaid interest on the Notes as of September 30, 2025. If any holders purchase the Notes after September 15, 2025 and before September 30, 2025, they will not be entitled to receive any accrued and unpaid interest on the Notes upon redemption.

On the Redemption Date, the Redemption Price will become due and payable to the Holders of the Notes. Interest on the Notes being redeemed will cease to accrue on and after the Redemption Date. Unless the Company defaults in paying the Redemption Price with respect to such Notes, the only remaining right of the Holders with respect to such Notes will be to receive payment of the Redemption Price upon presentation and surrender of such Notes to the Trustee in its capacity as Paying Agent.

Notes held in book-entry form will be redeemed and the Redemption Price with respect to such Notes will be paid in accordance with the applicable procedures of The Depository Trust Company.

Payment of the Redemption Price to the Holders will be made upon presentation and surrender of the Notes in the following manner:

If by Mail, Hand or Overnight Mail:

Equiniti Trust Company, LLC

Operations Center, Attn: Reorganization Department

55 Challenger Road, Suite 200,

Ridgefield Park, New Jersey 07660

Questions relating to this notice of redemption should be directed to Equiniti Trust Company, LLC via telephone at 1–800-937-5449.

No representation is made as to the correctness or accuracy of the CUSIP numbers listed in this notice or printed on the Notes.

Under U.S. federal income tax law, the Trustee or other withholding agent may be required to withhold twenty-four percent (24%) of any gross payment to a holder who fails to provide a taxpayer identification number and other required certifications. To avoid backup withholding, please complete a Form W-9 or an appropriate Form W-8, as applicable, which should be furnished in connection with the presentment and surrender of the Notes called for redemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service. Holders should consult their tax advisors regarding the withholding and other tax consequences of the redemption.

Date: August 29, 2025

Great Elm Capital Corp.

By:	Equiniti Trust Company, LLC, as Trustee and Paying Agent